Certification

Pursuant to 18 U.S.C. § 1350, the undersigned Trustee of The Lincoln National Corporation Employees’ Savings and Profit Sharing Plan (the “Plan”), hereby certifies that the Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2002 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Plan.

Dated: June 27, 2003

/s/ George Davis

Name: George Davis
Title: Trustee

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.